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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

INVESTOR AND MEDIA CONTACT:
Ron Dart, Dir. of Investor Relations
High Speed Access Corp.
(720) 922-2844
rdart@hsacorp.net


   HIGH SPEED ACCESS CORP. COMPLETES SALE OF ASSETS TO CHARTER COMMUNICATIONS

                  COMPANY RECEIVES DELISTING NOTICE FROM NASDAQ

Littleton, Colo. - February 28, 2002 - High Speed Access Corp. (Nasdaq: HSAC) announced today that it completed its previously announced sale of substantially all of its assets to Charter Communications (Nasdaq: CHTR) immediately after receiving approval of its shareholders.

Concurrent with the completion of the asset sale to Charter, HSA also completed its previously announced purchase of 20,222,139 shares of its common stock held by Vulcan, Inc. The common stock HSA purchased from Vulcan represented all of the shares of common stock held by Vulcan and reduced the number of shares of HSA common stock outstanding by one-third, from approximately 60.4 million to
40.2 million shares.

DELISTING NOTICE FROM NASDAQ

On February 14, 2002, HSA received a letter from the Nasdaq Stock Market indicating that HSA is not in compliance with the $1.00 minimum bid price requirement for continued listing. According to Nasdaq's letter, HSA's common stock must maintain a closing bid price of at least $1.00 for a minimum of 10 consecutive days prior to May 15, 2002, or it will become subject to delisting from the Nasdaq National Market. If compliance with the minimum bid price is not achieved, HSA can either appeal the delisting from the Nasdaq National Market or permit the common stock to trade on the OTC-Bulletin Board.

                  HSA'S FUTURE

                  HSA's Board of Directors continues to evaluate options for HSA's future strategic direction. As previously disclosed in the definitive proxy statement seeking approval of the asset sale to Charter, the Board of Directors is currently considering various possibilities for HSA's future.


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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS ABOUT HSA:

                  This press release contains statements about future events and expectations that are "forward-looking statements." Any statement in this press release that is not a statement of historical fact is a forward-looking statement that involves known and unknown risks, uncertainties and other factors which may cause the company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: disruptions to operations and accounting charges that could occur if the company decided to pursue an acquisition or liquidation; the magnitude of any indemnification, adjustments or reductions to the proceeds received by the company in connection with the sale of certain of its assets to Charter; and those risks and uncertainties discussed in filings made by the company with the Securities and Exchange Commission. The forward-looking statements in this press release are as of the date hereof and the company assumes no obligation to update these forward-looking statements.

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